Exhibit 99.1

      FIRST AMERICAN CAPITAL CORPORATION ANNOUNCES FINAL RESULTS OF ISSUER
                                  TENDER OFFER

TOPEKA, Kan., April 9 /PRNewswire/ -- First American Capital Corporation today announced the final results of its modified "Dutch auction" tender offer which expired at 5:00 p.m., Eastern time, on Monday, April 2, 2007. First American accepted for purchase 379,248 shares of its common stock at a price of $1.60 per share. These shares represent approximately 4 percent of the issued and outstanding shares of the Company as of March 31, 2007. The Company had reserved the right in the tender offer to purchase more than the $500,000 in maximum aggregate value of shares specified in the offer and purchased all shares tendered at or below the $1.60 purchase price in lieu of purchasing shares on a pro rata basis.

The aggregate purchase price of approximately $606,800 will be paid from existing cash reserves. Payment for the shares accepted in the tender offer will be made through the depositary agent, UMB Bank, n.a. The depositary agent will return stock certificates to those shareholders who tendered shares at a price in excess of $1.60 or whose shares were tendered after the offer expired.

With the completion of the tender offer, the Company now has 9,264,212 shares of common stock outstanding. Neither Brooke Corporation, majority shareholder of the Company, nor any directors or executive officers of the Company tendered shares. A total of 631,806 shares were tendered in response to the tender offer.

First American Capital Corporation is a Topeka, Kan.-based financial services company founded in 1997. It is the parent company of First Life America Corporation, which sells innovative customer-driven life insurance and annuity products in eight states throughout the Midwest and Brooke Capital Advisors, Inc. (formerly, First Life Brokerage, Inc.), which brokers life, health, disability and annuity products underwritten by First Life America and other insurance companies, as well as loans primarily for general insurance agencies specializing in hard-to-place insurance sales and funeral homes.

This Press Release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from these indicated in the forward-looking statements: uncertainties as to the timing of payment for shares accepted for purchase and the return of stock certificates for shares not accepted for purchase; uncertainties as to the effects of the tender offer on the market value and trading of the Company's stock and on the Company's cash flows; uncertainties as to the use by the Company of any shares repurchased; the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals; uncertainties associated with market acceptance of and demand for the Company's products and services; the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing; its ability to meet product demand; the availability of funding sources; the exposure to market risks; uncertainties associated with the development of technology; changes in the law and in economic, political and regulatory environments; changes in management; the dependence on intellectual property rights; the effectiveness of internal controls; and risks and factors described from time to time in reports and registration statements filed by First American Capital Corporation with the Securities and Exchange Commission. A more complete description of the Company's business is provided in First American Capital Corporation's most recent annual, quarterly and current reports, which are available from the Company without charge or at http://www.sec.gov.

SOURCE  First American Capital Corporation
    -0-                             04/09/2007
    /CONTACT: Bill Morton, Chief Financial Officer of First American Capital Corporation, +1-913-661-0123, Bill.Morton@brookeagent.com/